EXHIBIT 99

Granite City Food & Brewery Completes

Final Closing of Private Placement

MINNEAPOLIS – November 4, 2004 — Granite City Food & Brewery Ltd. (Nasdaq: GCFB) today announced that it has completed the final closing of its $8.5 million private placement of common stock and warrants, generating gross proceeds of approximately $6.6 million.  Granite City had previously completed the initial closing of this private placement, yielding gross proceeds of approximately $1.9 million, in September 2004.

The securities were sold at an offering price of $3.25 per share of common stock, with one warrant for every 2.5 shares of common stock sold.  The warrants have a term of five years and are exercisable at $5.00 per share, subject to certain anti-dilution adjustments.  Granite City’s shareholders approved the issuance and sale of the shares and warrants sold in the final closing on November 4, 2004.

The net proceeds of the financing will be used as working capital to fund expansion of Granite City’s eight-store restaurant chain beginning with sites in Kansas City and Wichita, Kansas and Omaha, Nebraska.

The foregoing securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Contact:	Steven J. Wagenheim
President and Chief Executive Officer
(952) 525-2070 or (612) 751-3331